                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             HOUSE OF FABRICS, INC
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              MARVIN S. MALTZMAN
                            HOUSE OF FABRICS, INC.
                            13400 RIVERSIDE DRIVE
                     SHERMAN OAKS, CALIFORNIA 91423-2598
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
    (4) Proposed maximum aggregate value of transaction:
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:_________________________________________________

    (2) Form, Schedule or Registration Statement No.:___________________________

    (3) Filing Party:___________________________________________________________

    (4) Date Filed:_____________________________________________________________

                                                                PRELIMINARY COPY

                            HOUSE OF FABRICS, INC.

                             13400 Riverside Drive
                      Sherman Oaks, California 91423-2598
                             _____________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held June 22, 1994



To the Stockholders of House of Fabrics, Inc.

     The Annual Meeting of Stockholders of HOUSE OF FABRICS, INC. (the "Company") will be held on June 22, 1994 at 10:30 A.M., Pacific Daylight Time, at the Sportsmen's Lodge, Starlight Room, 12833 Ventura Boulevard, Studio City, California for the purpose of:

     1.    Electing two directors for three-year terms ending in 1997.

     2. Considering and voting upon the issuance of $50,000,000 Convertible Subordinated Notes, and the issuance of common stock upon conversion.

     3. Ratifying the appointment of Deloitte & Touche as the Company's independent auditors.

     4. Transacting such other business as may properly come before the meeting or any adjournments thereof.

     Pursuant to the By-Laws, the Board of Directors has fixed the close of business on April 25, 1994 as the time and date for the determination of stockholders entitled to notice of, and to vote at, the meeting. Accordingly, only stockholders of record on such date and at such time will be entitled to vote at the meeting, notwithstanding the transfer of any stock on the books of the Company thereafter.

      STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                       By Order of the Board of Directors.




                                       MARVIN S. MALTZMAN.
                                       Secretary

Sherman Oaks, California
May __, 1994.

                                                                PRELIMINARY COPY

                            HOUSE OF FABRICS, INC.
                             13400 Riverside Drive
                     Sherman Oaks,  California 91423-2598

                              __________________


                                PROXY STATEMENT


                        ANNUAL MEETING OF STOCKHOLDERS

                           To be Held June 22, 1994


                             ____________________



                            Solicitation of Proxies



      The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use only at the Annual Meeting of Stockholders to be held on June 22, 1994 and at any and all adjournments thereof. The shares represented by the proxies received will be voted at the meeting in accordance with the directions contained in the proxies. Any stockholder giving a proxy may revoke it at any time prior to its use by filing with the Secretary of the Company a written revocation of the proxy or another proxy bearing a later date, or if, personally present at the meeting, by electing to vote in person.

      The costs of solicitation of proxies will be borne by the Company. Directors, officers and other employees of the Company may, without additional compensation (except for customary overtime pay, when applicable), solicit proxies by mail, in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of its stock. If the Board of Directors determines it is advisable it may employ the services of individuals or companies for solicitation of proxies.

                                 VOTING RIGHTS

      All voting rights are vested exclusively in the holders of the common stock of the Company. Stockholders of record at the close of business on April 25, 1994 are eligible to vote on all matters presented to the meeting and are entitled to one vote (except as set forth under "Election of Directors") for each share of stock held of record on the record date. As of April 25, 1994 there were 13,806,476 shares of common stock outstanding. A majority of the outstanding shares constitutes a quorum for the transaction of business at the meeting.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

      The following table sets forth the number of common shares beneficially owned on January 31, 1994 by (i) owners of more than five percent of outstanding common stock, based solely on schedules 13G filed by such beneficial owners with the Securities and Exchange Commission; (ii) each Director or Nominee for Director, (iii) each of the Executive Officers named in the Summary Compensation Table at page 5; and (iv) all Directors, Nominees and Executive Officers as a group. All individuals listed in the table have sole voting and investment power over the shares reported as owned, except as otherwise stated.

                                                             Shares        Option
                                                          Beneficially     Shares      Percentage
                                                             Owned,       Exercisable     of
                                                           Excluding       Within      Outstanding
                               Name                         Options        60 Days      Shares
                               ----                       ------------    -----------  -----------
Franklin Resources, Inc................................       89,227          -0-       6.5%
   777 Mariners Island Boulevard
   San Mateo, California 94404
State of Wisconsin Investment Board....................    1,241,200          -0-       8.9%
   P.O. Box 7842
   Madison, Wisconsin 53707
Donald R. Ardemagni....................................        6,000        9,332        (1)
Daniel Greenberg.......................................        1,000          833        (1)
Gary L. Larkins........................................       15,340      246,000       1.9%
Peter J. Lynch.........................................          -0-          -0-         -
Marvin S. Maltzman.....................................        3,250       76,000        (1)
James J. McMorrow......................................        6,000       19,000        (1)
Phillip G. Samovar.....................................       10,000        1,666        (1)
Barney Sofro...........................................      791,308 (2)  195,000       7.5%
All Directors, Nominees and Executive Officers as a
   Group(21)...........................................      845,502      837,664       12.2%

_______________

(1)     Less than 1%.
(2) Includes 28,441 shares held of record by Barney Sofro's wife, Victoria Ann Sofro, and 177,829 shares held by Barney Sofro as custodian for his three children under the California Uniform Gifts to Minors Act.

                             ELECTION OF DIRECTORS

      The Company's Certificate of Incorporation and By-Laws provide that there are ten (10) authorized directors divided into three classes. Two directors are to be elected at this meeting to serve for a three-year term expiring at the Company's annual meeting in 1997 or until a successor is duly elected and qualified. Proxies may not be voted for more than the two nominees. There currently are four vacancies on the Board of Directors. The Board of Directors does not intend to fill any vacancies at this time. The election will be conducted under cumulative voting procedures. Accordingly, each stockholder will be entitled to cast a vote for each share of stock entitled to vote as of the record date, and such vote may be cast for a single nominee or, distributed among any or all of the nominees as such stockholder chooses. All proxies will be voted for the election of the nominees listed below in the discretion of the proxy if no direction to the contrary is given. In the event a nominee is unable or declines to serve, the proxies may be voted for the election of a substitute nominee. The Company knows of no reason to anticipate that any nominee will decline or refuse to serve.

      The Board of Directors of the Company recommends a vote "FOR" Daniel Greenberg and James J. McMorrow as Directors to hold office until the 1997 Annual Meeting of Stockholders and until their successors are elected and qualified. Proxies received by the Board of Directors will be so voted unless stockholders specify in their proxy a contrary choice.



                 INFORMATION CONCERNING NOMINEES AND DIRECTORS

Nominees for Election at the 1994 Annual Meeting

                Class III directors with term expiring in 1997

Daniel Greenberg (52) is the Chairman and Chief Executive Officer of Electro Rent Corporation. He has been a Director since 1992.

James J. McMorrow (66) is the senior partner of the Foristall Company which is a financial relations firm. He also serves on the Board of Directors of Electro Rent Corporation, Farr Company, Superior Industries International, Inc., Wyle Laboratories and is a Trustee and Secretary at the University of San Diego. He has been a Director since 1975.

Incumbent Directors Whose Terms Expire Subsequent to the 1994 Annual Meeting

                 Class I directors with term expiring in 1995

Marvin S. Maltzman (57) has been the Senior Vice President - Administration, Secretary and General Counsel since 1993. From 1982 to 1993 he was Vice President, Secretary and General Counsel. He has been a Director since 1991.

Barney Sofro (52) has been the Chairman of the Board since 1986. He has been a Director since 1970.


                 Class II directors with term expiring in 1996

Gary L. Larkins (51) has been the President and Chief Executive Officer since 1986. He has been a Director since 1978.

Phillip G. Samovar (51) is an attorney engaged in the private practice of law. He has been a Director since 1992.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

      During the fiscal year ended January 31, 1994, the Board of Directors held five meetings and acted by written consent on two occasions. All of the directors attended at least 75% of the aggregate number of Board and Board Committee meetings on which they served.

      The Company has an Executive Committee currently composed of Barney Sofro, Chairman, and Gary L. Larkins. Between meetings of the Board of Directors, the Executive Committee has all powers which may be delegated to it under Delaware law. Actions taken by the Executive Committee are subsequently presented for ratification at the next meeting of the full Board of Directors. The Executive Committee acted twice in fiscal 1994 by written consent.

      The Company's Audit Committee is currently composed of James J. McMorrow, Chairman, Daniel Greenberg, and Phillip G. Samovar. The primary function of the committee is to recommend to the Board of Directors the firm of independent public accountants to be selected as auditors for the year and to consult with the accountants regarding the scope of their engagement, the audit report and management letter issued upon the completion of their examination and the adequacy of the Company's internal accounting controls. The committee also provides an independent forum for open and candid discussions concerning the Company's financial statements and related disclosures and the adoption and review of accounting policies and procedures. While the committee is concerned with the accuracy and completeness of the Company's financial statements and matters relating thereto, the committee's role is not designed to provide stockholders or others with any special assurances with regard thereto, nor involve the review (in any sense of professional evaluation) of the quality of the Company's independent audit. It is believed that the committee's activities serve a useful function in providing ongoing oversight on behalf of the Board of Directors, but they in no way alter the traditional roles and responsibilities of the Company's management and independent public accountants with respect to the accounting and control functions and the financial statements presentation. The Audit Committee met three times in fiscal 1994.

      The Company's Compensation Committee is currently composed of Daniel Greenberg, Chairman, James J. McMorrow, and Phillip G. Samovar. The committee is primarily responsible for the review and recommendation of officers' salaries, bonuses and other forms of compensation and for the periodic review and evaluation of new and existing forms of employee benefit programs. The members also serve as the Stock Option Committee of the Compensation Committee and are responsible for the administration of the Stock Option Plan and to make recommendations to the Board of Directors regarding stock option awards. The Compensation Committee and the Stock Option Committee met twice in fiscal 1994.

      The Company does not have a Nominating Committee.

      Directors who are not employees of the Company are compensated for their services. Each such director received an annual fee of $7,800, plus $2,500 for each committee chairmanship held, and a meeting fee of $800 for each board or committee meeting attended. Directors who are employees of the Company do not receive any additional compensation for their services as a director. During fiscal year ended January 31, 1994 the Foristall Company, of which Mr. McMorrow is a partner, received $40,825 for financial relations services performed for the Company.

                            EXECUTIVE COMPENSATION

      The information in the Summary Compensation Table sets forth the compensation paid to the Chief Executive Officer and the four most highly compensated executive officers at the end of the last completed fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                                            Long Term Compensation
                                                Annual Compensation                                 Awards
                                          --------------------------------                --------------------------
                                            Fiscal                             Other
                                             Year                              Annual
                                             Ended                          Compensation         Securities
Name and Principal Position                January 31   Salary   Bonus(1)     (2)(3)       Underlying Stock Options
- ---------------------------                ---------- --------- ----------  ------------   ------------------------
Gary L. Larkins                               1994     $229,525  $    -0-    $26,856 (4)           15,000
President and                                 1993     $230,004  $  32,257   $62,210                 -0-
Chief Executive Officer                       1992     $216,986  $ 173,272                         46,000

Barney Sofro                                  1994     $139,234  $    -0-     $15,765(4)           15,000
Chairman of the Board                         1993     $140,004  $  32,257    $42,449                 -0-
                                              1992     $132,503  $ 153,935                         46,000

Peter J. Lynch (5)                            1994     $133,718  $ 30,000        -0-                9,500
Executive Vice President - Finance            1993     $ 64,167  $ 30,000        -0-               25,000
and Administration

Donald R. Ardemagni                           1994     $125,248  $    -0-     $12,987(4)            3,500
Executive Vice President - Buying             1993     $125,508  $  24,193    $37,537                 -0-
                                              1992     $122,506  $ 129,957                         14,000

Marvin S. Maltzman                            1994     $113,261  $    -0-     $9,715(4)             3,500
Senior Vice President - Administration        1993     $113,496  $  9,677    $21,717                 -0-
Secretary and General Counsel                 1992     $111,246  $ 46,181                           8,000

____________

(1) Bonuses are accrued during a fiscal year but paid in the next fiscal year.

(2) In accordance with the transitional provision of the Securities and Exchange Commission ("SEC") rules, the Company has not provided information in this column for any fiscal year which ended prior to January 31, 1992.

(3) The aggregate value of the perquisites and other personal benefits received by each named executive is not reflected because the amount was below the reporting threshold.

(4) The Company adopted a Qualified Profit Sharing Plan (the "Qualified Plan") in 1970 which is designed to encourage long range savings, to meet financial emergencies and retirement needs. The Qualified Plan covers full-time employees twenty-one years of age who have been employed by the Company for at least twelve months. An employee may contribute up to a maximum of 16% of monthly earnings. The Company, subject to its profitability, will match 1% for each year of employment up to a maximum of 6%. The Company also makes an excess contribution of 5.7% of the amount by which each participant's annual compensation exceeds the maximum taxable wage base of the Social Security Act. In 1990, the Company adopted a Non-Qualified Profit Sharing Plan (the "Non Qualified Plan") for all highly compensated officers and employees ("HCG") of the Company. The HCG is no longer eligible to participate in the Qualified Plan. The Non-Qualified Plan has the same basic terms and conditions as the Qualified Plan, except that participation in the Non-Qualified Plan is limited to the HCG. The Non-Qualified Plan is designed to offer the HCG the same benefits as afforded under the Qualified Plan. The amounts in this column include: (a) the Company's matching contributions to the Non-Qualified Plan as follows: Gary L. Larkins--$17,537; Barney Sofro--$10,295; Peter J. Lynch $-0-; Donald
        R. Ardemagni--$8,480, and Marvin S. Maltzman--$6,344, and (b) an amount for income tax reimbursement which results from Company contributions made to each employee's account for the calendar year ended January 31, 1994. The amounts paid were Gary L. Larkins--$9,319; Barney Sofro-- $5,471; Peter J. Lynch -0-; Donald R. Ardemagni--$4,506 and Marvin S. Maltzman--$3,371.

(5) Peter J. Lynch commenced his employment with the Company on August 17, 1992 and resigned on December 16, 1993. At the time of his resignation an agreement was entered into whereby, in consideration for his entering into a general release of all claims against the Company, he received four months of additional compensation totalling $46,667, his Company automobile, and four months of additional health insurance.

      The following information is furnished for the fiscal year ended January 31, 1994 with respect to the Chief Executive Officer and the four most highly compensated executive officers.

                              OPTION GRANTS IN LAST FISCAL YEAR

                    Number of   Percentage of
                    Securities  Total Options                           Potential Realizable Value at
                    Underlying    Granted       Exercise                 Assumed Stock Appreciation
                     Options    to Employees      Price     Expiration       for Option Term
                     Granted    in Fiscal Year  ($/Share)     Date         5%($)        10%($)
                    ----------  --------------  ---------   ----------  -----------------------------
Gary L. Larkins       15,000          11.6%       10.75      5/26/03       262,650      418,200
Barney Sofro          15,000          11.6%       10.75      5/26/03       262,650      418,200
Peter J. Lynch         9,500           7.3%       10.75      5/26/03       166,345      264,860
Donald R. Ardemagni    3,500           2.7%       10.75      5/26/03        61,285       97,580
Marvin S. Maltzman     3,500           2.7%       10.75      5/26/03        61,285       97,580

Each option was granted for a term of ten years at 100% of market value on the date of grant. The options vest over a three year period so that one third of the grant is vested at May 25, 1994, two thirds at May 25, 1995 and 100% of the options are fully vested at May 25, 1996.


                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                   Number of
                         Shares              Securities Underlying      Value of Unexercised
                         Acquired             Unexercised Options       In-the-Money Options
                           on       Value    as of January 31, 1994     as of January 31, 1994
      Name               Exercise  Realized  Exercisable/Unexercisable  Exercisable/Unexercisable
      ----               --------  --------  -------------------------  -------------------------
Gary L. Larkins.........   -0-       -0-        230,666/30,334               $75,000/-0-

Barney Sofro............   -0-       -0-        180,666/30,334               $62,500/-0-

Peter J. Lynch..........   -0-       -0-              -0-                      -0-/-0-

Donald R. Ardemagni.....   -0-       -0-         64,666/8,166                $16,665/-0-

Marvin S. Maltzman......   -0-       -0-         73,334/6,166                $52,500/-0-

                            CORPORATE LOAN PROGRAM

      The Board of Directors adopted the 1990 Corporate Loan Program, which is designed to permit officers of the Company to borrow funds in order to assist them in the purchase of Company stock through the exercise of their stock options, and to permit emergency loans for employees of the Company. The program is administered by a committee composed of the Chairman of the Board, President, General Counsel and James J. McMorrow, a non-employee Director. No loans may be approved unless the committee is assured that there is adequate security to guarantee repayment of the loan in the form of either the stock purchased by the employee, a pledge of the employee's salary, bonus or any vested profit sharing interest. Interest to be charged on such loans is at the average applicable Federal interest rate published by the Internal Revenue Service (the "Federal Rate"), which interest, at the option of the borrower, may be paid quarterly or allowed to accrue into the principal amount of the loan. The average Federal Rate used during the past fiscal year was 3.85%. There is currently outstanding one loan totalling $494,634 to Barney Sofro.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee ("Committee") is appointed by the Board of Directors and currently consists of the Company's outside directors, Daniel Greenberg, Chair, James J. McMorrow and Phillip G. Samovar. One member of the Committee, Phillip G. Samovar, was formerly a Director, Vice President, Secretary and Corporate Counsel of the Company. He resigned from that position in 1979, and is currently an attorney engaged in private practice.

      The Committee annually reviews the compensation of all corporate officers, including the Chief Executive Officer and makes recommendations to the Board of Directors based upon the criteria which follows.

      The Company's overall compensation philosophy has the objectives of (1) competitiveness, (2) reasonableness, (3) performance, and (4) consistency and equity. The Committee also believes that the Company's bonus program should incorporate a philosophy that a substantial portion of the total annual compensation be "at risk" through short term incentives relating to measured financial performance and individual incentive during the fiscal year.

      The Committee also believes that compensation programs should reflect the principles of long term value for shareholders, achievement of significant short term and long term strategic goals for the Company, and significant individual achievement.

      At House of Fabrics, for many years officers' compensation has been directly linked to performance through a base salary and a bonus percentage based upon the financial performance of the Company. The bonus portion of officers' compensation, when the Company has achieved increased operating results, can constitute a significant percentage of each officer's total compensation, and conversely, when operating results decline, so do officers' bonuses.

      For the last three years, because of competitive conditions and the declining performance of the Company, base salaries have remained relatively unchanged and bonus awards have dropped substantially from year to year.

      The long term component of officers' compensation is the award of stock options, which are designed to establish an effective link between the Company's long term performance and the officer's long term compensation. The award of stock options is also designed to link the economic interests of officers and shareholders by providing officers with an opportunity for the options to gain in value as the shareholders' values increase. During the last year stock options were granted to all officers as part of a plan to improve operating efficiency and achieve specific Company goals. In granting the options during the last fiscal year, the Committee did not consider the number of options previously granted to each officer, or the number of shares owned by each officer.

      In 1993 Congress adopted legislation that prohibits publicly held companies from deducting certain compensation that exceeds $1,000,000 in any tax year. The Company has not modified its incentive plans to comply with this legislation. Should circumstances change, the Committee will consider a modification of Company plans to comply with the legislation where practical.

      During the fiscal year ended January 31, 1994, the five named executive officers in the Summary Compensation Table did not receive any increase in annual base salary. Four of the five officers received no bonus compensation. Two officers received increases in their base compensation as a result of increased responsibilities. During the last fiscal year three officers were paid a guaranteed bonus based upon a commitment made at the time they were hired or promoted. Four officers' bonus award percentages were increased.

                                               Daniel Greenberg, Chairman
                                               James J. McMorrow
                                               Phillip G. Samovar

                               PERFORMANCE GRAPH

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                         AMONG HOUSE OF FABRICS, INC.,
                    NYSE MARKET INDEX AND PEER GROUP INDEX*

                   ASSUMES $100 INVESTED ON FEBUARY 1, 1989
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDED JANUARY 31, 1994

Measurement Period             HOUSE OF           PEER           NYSE
(Fiscal Year Covered)        FABRICS, INC.     GROUP INDEX     MARKET INDEX
- ---------------------        -------------     -----------     ------------
Measurement Pt-12/31/1989    $100              $100            $100
FYE 12/31/1990               $87.64            $132.51         $112.89
FYE 12/31/1991               $166.91           $200.13         $119.90
FYE 12/31/1992               $229.51           $238.20         $146.83
FYE 12/31/1993               $142.14           $149.34         $156.50
FYE 12/31/1994               $75.63            $110.61         $183.80

- --------------
* The Peer Group Index is a self-constructed group consisting of House of Fabrics, Inc., Fabri-Centers of America, Inc. and Hancock Fabrics, Inc.

                PROPOSAL TO CONSIDER AND VOTE UPON THE ISSUANCE
               OF $50,000,000 OF CONVERTIBLE SUBORDINATED NOTES
           AND THE ISSUANCE OF COMMON STOCK UPON CONVERSION THEREOF

      The Company's stockholders are respectfully requested to vote upon and approve a proposal to issue and sell $50 million of Convertible Subordinated Notes ("Notes") in a private placement and to issue common stock of the Company ("Common Stock") upon conversion of the Notes. The placement of the Notes is a component of a financing plan that the Company has implemented, which includes the revolving credit facility provided by Bank of America, NT & SA, and certain other lenders ("Bank of America Credit Facility"). The additional financing will be used to pay down a portion of the Bank of America Credit Facility and the balance for general corporate purposes. The Company believes that the equity feature of the Notes will allow the Company to borrow at more favorable interest rates than would be available through a sale of non-convertible subordinated debt securities.

      The terms of the Notes, including the interest rate, the conversion premium, the conversion price, the redemption price, the maturity date, the sinking fund payments and similar matters have not yet been determined and will be determined by the Board of Directors of the Company at a later date. It is currently anticipated, however, that the Notes will have a coupon rate of approximately 7.75% to 8.25%, a conversion premium of approximately 15% to 20%, and a maturity date of 2004. Assuming a conversion premium of 17.5%, and assuming that the stock price of Common Stock (as of the date of conversion) is $6.25 (which is the Company's stock price at April 20, 1994), the conversion price would be $7.375 and approximately 6,780,000 shares of Common Stock would be issued upon conversion of the Notes. Consequently, under those assumptions, investors in the Notes will hold a potential ownership stake of approximately 30% of the outstanding shares of Common Stock based on 13,806,476 shares of Common Stock outstanding as of April 20, 1994 and 6,780,000 shares of Common Stock issuable upon conversion of the Notes. It is currently anticipated that beginning _______, the Company will make annual sinking fund payments on the Notes equal to ____% of the aggregate principal amount of the Notes originally issued, which payments are calculated to retire ____% of such aggregate amount prior to maturity. It is currently anticipated that at any time after _______, the Notes may be redeemed at the option of the Company in whole or in part, initially at par plus accrued interest plus a premium and declining ratably to par at _____ plus accrued interest through the date of conversion.

      No assurance can be given that all or a portion of the Notes will be issued or that the terms of the Notes will remain as currently anticipated. The Company may at any time alter the proposed terms of the Notes or determine not to proceed with the issuance of the Notes.

      It is currently anticipated that ____% of the net proceeds to the Company from the sale of the Notes, which net proceeds are currently anticipated to be approximately $ ______, will be used to reduce the Company's outstanding indebtedness under the Bank of America Credit Facility, and the balance of the net proceeds will be used for general corporate purposes.

      Under Delaware law, the Company would be entitled to issue and sell the Notes and issue the Common Stock upon conversion thereof upon approval by the Company's Board of Directors of the terms of the proposed issuance and sale of the Notes and the issuance of such Common Stock, without the necessity of also obtaining approval by the Company's stockholders. However, under the rules of The New York Stock Exchange, Inc. ("Exchange"), which lists the Common Stock, the Company is required to obtain stockholder approval of any issuance, other than a public offering for cash, of common stock or securities convertible into common stock if the number of common stock to be issued will be equal to or in excess of 20% of the number of common stock outstanding before the issuance of stock. Accordingly, the proposed issuance and sale of the $50 million of Notes, which are convertible into approximately 6,780,000 shares of Common Stock, assuming that the conversion premium is 17.5% and assuming that the stock price of Common Stock as of the date of conversion is $6.25 (which is the Company's stock price at April 20, 1994), which would represent approximately 30% of the common Stock outstanding at April 20, 1994, and the issuance of the Common Stock upon conversion of the Notes, are being submitted to the Company's stockholders for their approval at this Annual Meeting. The Exchange requires approval of the proposal by a majority of the votes cast, provided that the total votes cast represent over 50% of all outstanding Common Stock.

      If the issuance and sale of the Notes were consummated, a substantial number of new shares of Common Stock would be issuable upon conversion of the Notes. (An issuance of Common Stock below the book value per share (for example, if the conversion price of the Notes were below the book value per share at the time of conversion) would have a dilutive effect on the book value of outstanding shares of Common Stock; such issuances may also have a dilutive effect on earnings per share and the relative voting power of present stockholders.)

      The Board of Directors of the Company recommends a vote "For" this proposal. Any proxies received by the Board of Directors will be so voted unless shareholders specify in their proxy a contrary choice.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Upon recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche to serve as the Company's independent auditors for the fiscal year ending January 31, 1995, subject to ratification by the holders of a majority of the shares represented either in person or by proxy at the Annual Meeting of Stockholders. If the appointment is not ratified, the Board of Directors will appoint another firm as the Company's independent auditors for the fiscal year ending January 31, 1995. Deloitte & Touche was first appointed independent auditors for the Company in 1962 and has conducted the examination of the Company's financial statements for the past 32 years.

      Services rendered by Deloitte & Touche during the last fiscal year consisted of the examination of the financial statements for the year ended January 31, 1994, review of the Company's annual report, registration statements on Form S-8, proxy soliciting materials and periodic filings with the Securities and Exchange Commission, audit of the Company's Profit Sharing Plans and consultations with senior management and the Audit Committee regarding various accounting and financial matters.

      Representatives of Deloitte & Touche are expected to attend the Annual Meeting of Stockholders and will have the opportunity to make a statement, if they so desire, and to be available to respond to appropriate questions.

      The Board of Directors Recommends a Vote "FOR" the ratification of the appointment of Deloitte & Touche as independent auditors of the Company for the fiscal year ending January 31, 1995.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors and persons who own more than ten percent of the Company's common stock file initial reports of ownership of common stock and reports of changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange.

      Executive officers, directors, and stockholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of such copies and other records available to the Company, the Company believes that all of its officers, directors and persons who own more than ten percent of the Company's common stock have complied with all filing requirements except for Ms. Kimberly Sue Mitchell, Vice President - Merchandising, who failed to file her initial Form 3 in a timely manner. When the oversight was brought to her attention a From 3 was immediately filed.


                             STOCKHOLDER PROPOSALS

      Stockholder proposals intended to be presented at the 1995 Annual Meeting of Stockholders must be received at the Company's executive offices at 13400 Riverside Drive, Sherman Oaks, California 91423-2598 no later than December ___, 1994.

                        FINANCIAL AND OTHER INFORMATION

      The Company's financial statements at January 31, 1994, and for the three years then ended are included in the accompanying Annual Report. In addition, the Annual Report includes Management's Discussion and Analysis of Operations and Financial Condition and Quarterly Data. Such Financial Statements, Management's Discussion and Quarterly Data are incorporated in this Proxy Statement by reference to the Annual Report.

                                 OTHER MATTERS

      The management does not know of any other matters to be acted upon at the meeting. If any other matters should properly come before the meeting or any adjournment thereof, the proxies solicited hereby will be voted by the holders thereof in accordance with their discretion.

                                       By Order of the Board of Directors

                                       MARVIN S. MALTZMAN
                                       Secretary


Sherman Oaks, California
May   , 1994

                            HOUSE OF FABRICS, INC.

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Marvin S. Maltzman and Barney Sofro or any one of them, (with full power to act alone), with full power of substitution, to vote all of the common stock of House of Fabrics, Inc. which the undersigned has the full power to vote at the Annual Meeting of Stockholders of House of Fabrics, Inc. to be held at Sportmens' Lodge, Starlight Room, 12833 Ventura Blvd., Studio City, California on June 22, 1994 at 10:30 a.m., local time and at any adjournments.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

     THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR APPROVAL OF THE ISSUANCE OF $50,000,000 CONVERTIBLE SUBORDINATED NOTES AND ISSUANCE OF COMMON STOCK UPON CONVERSION, AND FOR APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS.

                           HOUSE OF FABRICS, INC. (TO BE SIGNED ON REVERSE SIDE)

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

1.  ELECTION OF        FOR        WITHHELD     NOMINEES: Daniel Greenberg
    DIRECTORS:         [_]          [_]                  James J. McMorrow
FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S).

- --------------------------------------------------------------------------------

2.  Approval of the issuance of               FOR         AGAINST    ABSTAIN
    $50,000,000 Convertible                   [_]           [_]        [_]
    Subordinated Notes and
    issuance of common stock
    upon conversion.

3.  Appointment of Deloitte & Touche          FOR         AGAINST    ABSTAIN
    as the Company's Independent Auditors.    [_]           [_]        [_]

4.  The transaction of such other business
    as may properly come before the Meeting
    or any adjournments thereof.

SIGNATURE(S)                                  DATE
            -------------------------------       -----------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

      I hereby revoke all proxies previously given by me to vote at said meeting or any adjournments thereof.